Exhibit 99.4

ViroPharma Incorporated and subsidiaries’ unaudited consolidated balance sheet as of September 30, 2013, and unaudited consolidated statements of operations and consolidated statements of comprehensive income/(loss), stockholders’ equity and cash flows for the nine months ended September 30, 2013 and 2012, and the notes related thereto

Index
Consolidated Balance Sheets (unaudited) at September 30, 2013 and December 31, 2012
Consolidated Statements of Operations (unaudited) for the three and nine months ended September 30, 2013 and 2012
Consolidated Statements of Comprehensive Income (Loss) (unaudited) for the three and nine months ended September 30, 2013 and 2012
Consolidated Statement of Stockholders’ Equity (unaudited) for the nine months ended September 30, 2013
Consolidated Statements of Cash Flows (unaudited) for the nine months ended September 30, 2013 and 2012
Notes to the Consolidated Financial Statements (unaudited)

ViroPharma Incorporated
Consolidated Balance Sheets
(unaudited)

	September 30,	December 31,
(in thousands, except share and per share data)	2013	2012
Assets
Current assets:
Cash and cash equivalents	$205,586	$175,518
Short-term investments	69,608	71,338
Accounts receivable	61,483	74,396
Inventory	100,121	64,384
Prepaid expenses and other current assets	28,066	25,361
Prepaid income taxes	16,884	29,097
Deferred income taxes	12,885	13,324
Total current assets	494,633	453,418
Intangible assets, net	489,584	617,539
Property, equipment and building improvements, net	14,057	10,848
Goodwill	96,798	96,759
Debt issue costs, net	1,848	2,551
Deferred income taxes	18,688	17,988
Other assets	20,595	20,849
Total assets	$1,136,203	$1,219,952

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$16,125	$21,254
Contingent consideration	-	8,367
Accrued expenses and other current liabilities	75,563	83,503
Income taxes payable	99	904
Total current liabilities	91,787	114,028
Other non-current liabilities	35	1,898
Financing obligation	4,164	-
Contingent consideration	27,940	17,710
Deferred tax liability, net	115,901	167,484
Long-term debt	168,467	161,793
Total liabilities	408,294	462,913

Stockholders’ equity:
Preferred stock, par value $0.001 per share. 5,000,000 shares authorized; Series A convertible participating preferred stock; no shares issued and outstanding	-	-
Common stock, par value $0.002 per share. 175,000,000 shares authorized; outstanding 65,863,021 shares at September 30, 2013 and 65,113,880 shares at December 31, 2012	164	163
Treasury shares, at cost. 16,042,202 shares at September 30, 2013 and 16,042,202 shares at December 31, 2012	(350,000)	(350,000)
Additional paid-in capital	819,927	789,719
Accumulated other comprehensive loss	(3,102)	(2,975)
Retained earnings	260,920	320,132
Total stockholders’ equity	727,909	757,039
Total liabilities and stockholders’ equity	$1,136,203	$1,219,952

See accompanying notes to unaudited consolidated financial statements.

ViroPharma Incorporated
Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2013	2012	2013	2012
Revenues:
Net product sales	$113,062	$91,004	$323,922	$321,444

Costs and Expenses:
Cost of sales (excluding amortization of product rights)	27,479	21,552	85,496	81,719
Research and development	18,092	16,547	52,453	48,567
Selling, general and administrative	45,499	44,293	134,457	123,337
Intangible amortization	7,689	8,830	24,271	26,444
Impairment loss	-	-	104,245	-
Other operating expenses	3,605	3,955	6,372	6,010
Total costs and expenses	102,364	95,177	407,294	286,077
Operating income (loss)	10,698	(4,173)	(83,372)	35,367

Other Income (Expense):
Interest income	154	128	472	406
Interest expense	(3,698)	(3,529)	(10,989)	(10,494)
Other income (expense), net	3,530	(1,213)	(1,116)	(4,762)
Income (loss) before income tax expense (benefit)	10,684	(8,787)	(95,005)	20,517

Income tax expense (benefit)	6,498	(4,220)	(35,793)	10,878
Net income (loss)	$4,186	$(4,567)	$(59,212)	$9,639

Net income (loss) per share:
Basic	$0.06	$(0.07)	$(0.91)	$0.14
Diluted	$0.06	$(0.07)	$(0.91)	$0.13

Shares used in computing net income (loss) per share:
Basic	65,628	67,606	65,398	69,164
Diluted	71,748	67,606	65,398	72,190

See accompanying notes to unaudited consolidated financial statements.

ViroPharma Incorporated
Consolidated Statements of Comprehensive Income  (Loss)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2013	2012	2013	2012
Net income (loss)	$4,186	$(4,567)	$(59,212)	$9,639
Other comprehensive income (loss), before tax:
Foreign currency translations adjustments	681	695	(125)	1,060
Unrealized gain (loss) on available for sale securities
Unrealized holding gain (loss) arising during period	29	32	(3)	33
Less: Reclassification adjustment for gains included in net income	-	-	-	-
Income tax expense (benefit)	10	11	(1)	12
Unrealized gain (loss) on available for sale securities, net of tax	19	21	(2)	21
Other comprehensive income (loss), net of tax	700	716	(127)	1,081
Comprehensive income (loss)	$4,886	$(3,851)	$(59,339)	$10,720

See accompanying notes to unaudited consolidated financial statements.

ViroPharma Incorporated
Consolidated Statements of Stockholders’ Equity
(unaudited)

	Preferred Stock		Common Stock		Treasury Shares
(in thousands)	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Additional paid-in capital	Accumulated other comprehensive loss	Retained Earnings	Total stockholders’ equity
Balance, December 31, 2012	-	$-	65,114	$163	16,042	$(350,000)	$789,719	$(2,975)	$320,132	$757,039
Exercise of common stock options	-	-	686	1	-	-	8,375	-	-	8,376
Conversion of senior convertible notes	-	-	1	-	-	-	11	-	-	11
Restricted stock vested	-	-	34	-	-	-	-	-	-	-
Employee stock purchase plan	-	-	28	-	-	-	558	-	-	558
Share-based compensation	-	-	-	-	-	-	18,912	-	-	18,912
Other comprehensive loss	-	-	-	-	-	-	-	(127)	-	(127)
Stock option tax benefits	-	-	-	-	-	-	2,352	-	-	2,352
Net loss	-	-	-	-	-	-	-	-	(59,212)	(59,212)
Balance, September 30, 2013	-	$-	65,863	$164	16,042	$(350,000)	$819,927	$(3,102)	$260,920	$727,909

    See accompanying notes to unaudited consolidated financial statements.

ViroPharma Incorporated
Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended
	September 30,
(in thousands)	2013	2012
Cash flows from operating activities:
Net income (loss)	$(59,212)	$9,639
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash impairment charge	104,245	-
Non-cash share-based compensation expense	18,912	16,111
Non-cash interest expense	7,385	6,882
Non-cash charge for contingent consideration	1,548	3,594
Non-cash charge for option amortization	3,547	2,740
Non-cash charge for loan loss allowance	1,651	-
Non-cash investment premium amortization	754	1,380
Deferred tax provision	(51,544)	(23,409)
Depreciation and amortization expense	26,656	28,560
Other, net	(3,437)	(847)
Changes in assets and liabilities:
Accounts receivable	13,323	27,327
Inventory	(33,881)	4,799
Prepaid expenses and other current assets	(2,405)	(2,655)
Prepaid income taxes and income taxes payable	11,428	452
Other assets	(4,736)	(13,478)
Accounts payable	(5,482)	(1,757)
Accrued expenses and other current liabilities	(12,754)	13,306
Other non-current liabilities	2,372	2,156
Net cash provided by operating activities	18,370	74,800

Cash flows from investing activities:
Purchase of Lev Pharmaceuticals, Inc.	-	(91,404)
Purchase of property, equipment and building improvements	(1,412)	(1,171)
Purchase of short-term investments	(49,807)	(92,636)
Maturities of short-term investments	50,782	121,874
Net cash used in investing activities	(437)	(63,337)

Cash flows from financing activities:
Payment for treasury shares acquired	-	(151,895)
Net proceeds from issuance of common stock	8,934	9,174
Excess tax benefits from share-based payment arrangements	2,352	5,417
Net cash provided by (used in) financing activities	11,286	(137,304)

Effect of exchange rate changes on cash	849	220

Net increase (decrease) in cash and cash equivalents	30,068	(125,621)

Cash and cash equivalents at beginning of period	175,518	331,352
Cash and cash equivalents at end of period	$205,586	$205,731

See accompanying notes to unaudited consolidated financial statements.

ViroPharma Incorporated
Notes to the Unaudited Consolidated Financial Statements

Note 1.  Organization and Business Activities

ViroPharma Incorporated is an international biotechnology company dedicated to the development and commercialization of novel solutions for physician specialists to address unmet medical needs of patients living with serious diseases that have few if any clinical therapeutic options, including therapeutics for rare and orphan diseases. We intend to grow through sales of our marketed products, through continued development of our product pipeline, expansion of sales into additional territories outside the United States, through potential acquisition or licensing of products and product candidates and the acquisition of companies. We expect future growth to be driven by sales of Cinryze for hereditary angioedema (HAE), both domestically and internationally, sales of Plenadren for treatment of adrenal insufficiency (AI) and Buccolam in Europe for treatment of paediatric seizures, and by our  development programs, including C1 esterase inhibitor [human], maribavir for cytomegalovirus (CMV) infection and VP20629  for the treatment of Friedreich’s Ataxia (FA).

We market and sell Cinryze in the United States for routine prophylaxis against angioedema attacks in adolescent and adult patients with HAE.  Cinryze is a C1 esterase inhibitor therapy for routine prophylaxis against HAE, also known as C1 inhibitor (C1-INH) deficiency, a rare, severely debilitating, life-threatening genetic disorder. We acquired rights to Cinryze for the United States in October 2008 and in January 2010, we acquired expanded rights to commercialize Cinryze and future C1-INH derived products in certain European countries and other territories throughout the world as well as rights to develop future C1-INH derived products for additional indications. In June 2011, the European Commission (EC) granted us Centralized Marketing Authorization for Cinryze in adults and adolescents with HAE for routine prevention, pre-procedure prevention and acute treatment of angioedema attacks.  The approval also includes a self administration option for appropriately trained patients.  We have begun to commercialize Cinryze in Europe and continue to evaluate our commercialization opportunities in countries where we have distribution rights.

On August 6, 2012, the U.S. Food and Drug Administration (FDA) approved our supplement to the Cinryze Biologics License Application (BLA) for industrial scale manufacturing which increases our manufacturing capacity of Cinryze.

On August 29, 2013, Sanquin Plasma Products and C.A.F. — D.C.F. (Sanquin), our contract manufacturers of Cinryze, received a Warning Letter from the FDA regarding compliance with current Good Manufacturing Practices (cGMP) at facilities located in Amsterdam and Brussels. The Warning Letter follows FDA inspections of these facilities which concluded on June 4, 2013. At the conclusion of these inspections, the FDA issued Form 483 Inspectional Observations, to which responses were provided in June 2013. Based on our review with Sanquin of the issues in the Warning Letter, we believe that the supply of Cinryze to patients will not be interrupted. We also believe that the Warning Letter does not restrict production or shipment of Cinryze.  Sanquin continues to manufacture products, including Cinryze, in these facilities. The Warning Letter relates to certain observations that the FDA believes were inadequately addressed by the responses to the Form 483. The Warning Letter involves various cGMP deficiencies, including but not limited to inadequate investigations, production and process controls, laboratory controls, and cleaning procedures. We believe that, since our initial response to the FDA, we have addressed certain of the Form 483 observations and activities are underway to address the remaining Form 483 observations and issues raised in the Warning Letter. We are working with Sanquin and FDA to provide comprehensive responses to the concerns discussed in the Warning Letter.

We acquired Buccolam® (Oromucosal Solution, Midazolam [as hydrochloride]) in May 2010. In September 2011, the EC granted a Centralized Pediatric Use Marketing Authorization (PUMA) for Buccolam, for treatment of prolonged, acute, convulsive seizures in infants, toddlers, children and adolescents, from 3 months to less than 18 years of age. We have begun to commercialize Buccolam in Europe.

On November 15, 2011, we acquired rights to Plenadren® (hydrocortisone, modified release tablet) for treatment of AI.  The acquisition of Plenadren further expands our orphan disease commercial product portfolio. On November 3, 2011, the EC granted European Marketing Authorization for Plenadren, an orphan drug for treatment of AI in adults, which will bring these patients their first pharmaceutical innovation in over 50 years. We are in the process of launching Plenadren in the various countries in Europe and a named patient program is available to patients in countries in which we have not launched Plenadren commercially. We are currently conducting an open label trial with Plenadren in Sweden and have initiated a registry study as a condition of approval in Europe.

In April 2013, the Food and Drug Administration (FDA) provided us responses to questions related to the regulatory and development path for Plenadren. The FDA has indicated the data filed in the European Union (EU) and approved by the European Medicines Agency (EMA) related to use of Plenadren for treatment of adrenal insufficiency in adults are not sufficient for assessment of

ViroPharma Incorporated
Notes to the Unaudited Consolidated Financial Statements

benefit/risk in a marketing authorization submission in the United States and that additional clinical data would be required.  We are currently reviewing the FDA feedback and will seek to meet with the FDA to discuss potential Phase 3 study design. Our decision whether to pursue regulatory approval for Plenadren in the United States will be dependent upon, among other things, additional feedback from the FDA regarding potential Phase 3 study design and the availability of orphan drug exclusivity. We also are currently exploring commercialization opportunities in additional geographies.

We also sell branded and authorized generic Vancocin HCl capsules, the oral capsule formulation of vancomycin hydrochloride, in the U.S. and its territories. Vancocin is indicated for the treatment of C. difficile-associated diarrhea (CDAD).  Vancocin capsules are also used for the treatment of enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains.

On April 9, 2012, the FDA denied the citizen petition we filed on March 17, 2006 related to the FDA’s proposed in vitro method for determining bioequivalence of generic versions of Vancocin (vancomycin hydrochloride, USP) capsules.  The FDA also informed us in the same correspondence that the recent supplemental new drug application (sNDA) for Vancocin which was approved on December 14, 2011 would not qualify for three additional years of exclusivity, as the agency interpreted Section 505(v) of the FD&C Act to require a showing of a significant new use (such as a new indication) for an old antibiotic such as Vancocin in order for such old antibiotic to be eligible for a grant of exclusivity.  FDA also indicated that it approved three abbreviated new drug applications (ANDAs) for generic vancomycin capsules and the companies holding these ANDA approvals indicated that they began shipping generic vancomycin hydrochloride, USP. In June 2012, the FDA approved a fourth ANDA for generic vancomycin capsules.

We granted a third party a license under our NDA for Vancocin® (vancomycin hydrochloride capsules, USP) to distribute and sell vancomycin hydrochloride capsules as an authorized generic product. We are also obligated to pay Genzyme royalties of 10 percent, 10 percent and 16 percent of our net sales of Vancocin for the three year period following the approval of the sNDA as well as a lower royalty on sales of our authorized generic version of Vancocin in connection with our purchase of exclusive rights to two studies of Vancocin.

Currently our product development portfolio is primarily focused on the following programs: C1 esterase inhibitor [human], maribavir for cytomegalovirus (CMV) infection and VP20629 (treatment of Friedreich’s Ataxia).

We are currently undertaking studies on the viability of subcutaneous administration of Cinryze. In May 2011, Halozyme Therapeutics Inc. (Halozyme) granted us an exclusive worldwide license to use Halozyme’s proprietary Enhanze™ technology, a proprietary drug delivery platform using Halozyme’s recombinant human hyaluronidase enzyme (rHuPH20) technology, in combination with a C1 esterase inhibitor which we intend to apply initially to develop a subcutaneous formulation of Cinryze for routine prophylaxis against attacks of HAE. In the first quarter of 2012, we completed a Phase 2 study to evaluate the safety, and pharmacokinetics and pharmacodynamics of subcutaneous administration of Cinryze in combination with rHuPH20 and announced the presentation of positive data.  In December 2012, we initiated a Phase 2b double blind, multicenter, dose ranging study to evaluate the safety and efficacy of subcutaneous administration of Cinryze® (C1 esterase inhibitor [human]) in combination with rHuPH20 in adolescents and adults with HAE for prevention of HAE attacks. On August 1, 2013, we announced that after discussion with representatives of the Center for Biologics Evaluation and Research (CBER) division of the U.S. Food and Drug Administration, we are going to discontinue our Phase 2 study.  The discontinuation of the study is a precaution related to the emergence of anti-rHuPH20 non-neutralizing antibodies in study patients. We are investigating an alternative optimized, low volume standalone formulation of C1esterase inhibitor for subcutaneous administration and expect to begin a Phase 3 subcutaneous registration study mid-2014. We plan to evaluate potential future plans involving rHuPH20; however, there can be no assurance that we will be able to conduct additional studies with the combination of Cinryze and rHuPH20. We are also investigating recombinant forms of C1-INH.

We are investigating potential new uses for our C1 esterase inhibitor product with a goal of pursuing additional indications in patient populations with other C1 INH mediated diseases.  To that end, we are supporting investigator-initiated studies (IISs) evaluating C1 INH as a treatment for patients with Neuromyelitis Optica (NMO) and Autoimmune Hemolytic Anemia (AIHA); both of these studies were initiated in 2012. We’ve also completed enrollment into a clinical trial in Antibody-Mediated Rejection (AMR) post renal transplantation with data expected in the fourth quarter of 2013 and are also evaluating the potential effect of C1-INH in Refractory Paroxysmal Nocturnal Hemoglobinuria (PNH). ViroPharma plans to continue to conduct both clinical and non-clinical studies to evaluate additional therapeutic uses for its C1 INH product in the future.

ViroPharma Incorporated
Notes to the Unaudited Consolidated Financial Statements

We are currently enrolling patients into a Phase 2 program to evaluate maribavir for the treatment of CMV infections in transplant recipients.  The program consists of two independent Phase 2 clinical studies that include subjects who have asymptomatic CMV in one trial, and those who have failed therapy with other anti-CMV agents in another trial.  Interim data from these studies was presented in June of 2013. We expect to complete enrollment into both studies in mid 2014. CMV is a common virus, but in immune compromised individuals, including transplant recipients, it can lead to serious illness or death.  The U.S. Food and Drug Administration (FDA) and the European Commission have granted orphan drug designation to maribavir for treatment of clinically significant cytomegalovirus viremia and disease in at-risk patients, and the prevention and treatment of cytomegalovirus disease in patients with impaired cell mediated immunity, respectively.

We have also been developing VP20621 for the prevention of C. difficile-associated diarrhea (CDAD).  In May 2011, we initiated a Phase 2 dose-ranging clinical study to evaluate the safety, tolerability, and efficacy of VP20621 for prevention of recurrence of CDAD in adults previously treated for CDAD. We completed enrollment of patients in December 2012 and disclosed the results of this study in April 2013.  We will complete the evaluation of these Phase 2 data however, we are seeking a partner to complete the development and commercialization of the asset as it is not considered core to our strategy. Our decision whether to pursue further development of VP20621 will be dependent upon, among other things, our ability to find a partner, our final assessment of the results of the Phase 2 data set and the cost of future clinical studies.

In September 2011, we entered in to a licensing agreement for the worldwide rights to develop VP20629, or indole-3-propionic acid for the treatment of FA, a rare, hereditary, progressive neurodegenerative disease. We initiated a single and multiple oral dose safety and tolerability study in patients in 2013. We anticipate completion of enrollment in the first half of 2014.

In December 2011, we entered into an exclusive development and option agreement with  Meritage Pharma, Inc. (Meritage) , a private company based in San Diego, California focused on developing oral budesonide suspension (OBS) as a treatment for eosinophilic esophagitis (EoE). EoE is a newly recognized chronic disease that is increasingly being diagnosed in children and adults. It is characterized by inflammation and accumulation of a specific type of immune cell, called an eosinophil, in the esophagus. EoE patients may have persistent or relapsing symptoms, which include dysphagia (difficulty in swallowing), nausea, stomach pain, chest pain, heartburn, loss of weight and food impaction.

We intend to continue to evaluate in-licensing or other opportunities to acquire products in development, or those that are currently on the market. We plan to seek products that treat serious or life threatening illnesses with a high unmet medical need, require limited commercial infrastructure to market, and which we believe will provide both revenue and earnings growth over time.

Basis of Presentation

The consolidated financial information at September 30, 2013 and for the three and nine months ended September 30, 2013 and 2012, is unaudited but includes all adjustments (consisting only of normal recurring adjustments), which in the opinion of management, are necessary to state fairly the consolidated financial information set forth therein in accordance with accounting principles generally accepted in the United States of America.  The interim results are not necessarily indicative of results to be expected for the full fiscal year.  These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2012 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Immaterial Correction

As part of our review of our operating results during the fourth quarter of 2012, we noted that our reported cost of sales for the second quarter of 2012 was understated by approximately $3.4 million. We assessed the materiality of this error for the second quarter, the six months ended June 30, 2012 and the nine months ended September 30, 2012 in accordance with the guidance in SAB 99 (SAB Topic 1.M) Materiality, and determined that the error was immaterial to the three and six months ended June 30, 2012 and the nine months ended September 30, 2012. We have previously revised the amounts reported for the three and six months ended June 30, 2012 and have corrected our results for the nine months ended September 30, 2012 in this periodic filing. The effect of reflecting the correction of this immaterial error in the nine months ended September 30, 2012 is shown in the table below.

ViroPharma Incorporated
Notes to the Unaudited Consolidated Financial Statements

	As Reported	Adjustment	As Revised
Net product sales	$321,444	$-	$321,444
Cost of sales (excluding amortization of product rights)	78,351	3,368	81,719
Income tax expense	12,663	(1,785)	10,878
Net income	11,222	(1,583)	9,639
Basic net income per share	$0.16	$(0.02)	$0.14
Diluted net income per share	$0.16	$(0.03)	$0.13

Subsequent Events

We have evaluated all subsequent events through the date the consolidated financial statements were issued and have not identified any such events.

 Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Adoption of Standards

In March 2013, the  Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU)  2013-05, Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity ( Topic 830, EITF Issue 11-A), which specifies that a cumulative translation adjustment (CTA) should be released into earnings when an entity ceases to have a controlling financial interest in a subsidiary or group of assets within a consolidated foreign entity and the sale or transfer results in the complete or substantially complete liquidation of the foreign entity. When an entity sells either a part or all of its investment in a consolidated foreign entity, CTA would be recognized in earnings only if the sale results in the parent no longer having a controlling financial interest in the foreign entity. CTA would be recognized in earnings in a business combination achieved in stages (i.e., a step acquisition). The ASU does not change the requirement to release a pro rata portion of the CTA of the foreign entity into earnings for a partial sale of an equity method investment in a foreign entity. The ASU is effective for fiscal years (and interim periods within those fiscal years) beginning on or after December 15, 2013. Early adoption will be permitted for both public and nonpublic entities. The ASU should be applied prospectively from the beginning of the fiscal year of adoption. We do not anticipate the initial adoption of the provisions of this guidance to have a material impact on our consolidated results of operations, cash flows, and financial position.

In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (Topic 220). The standard requires that public and non-public companies present information about reclassification adjustments from accumulated other comprehensive income in their annual financial statements in a single note or on the face of the financial statements. Public companies will also have to provide this information in their interim financial statements. The standard requires that companies present either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. If a component is not required to be reclassified to net income in its entirety, companies must instead cross reference to the related footnote for additional information. The standard allows companies to present the information either in the notes or parenthetically on the face of the financial statements provided that all of the required information is presented in a single location. The new disclosure requirements are effective for fiscal years, and interim periods within those years, beginning after December 15, 2012. The adoption of the provisions of this guidance did not have a material impact on our consolidated results of operations, cash flows, and financial position.

In July 2012, the FASB issued ASU 2012-02, Intangibles –Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment (the revised standard). The objective of this ASU is to simplify how entities test indefinite-lived intangible assets other than goodwill for impairment. The amendments in the ASU provide the option to first assess qualitative factors to

ViroPharma Incorporated
Notes to the Unaudited Consolidated Financial Statements

determine whether, as a result of its qualitative assessment, that it is more-likely-than-not (a likelihood of more than 50%) the asset is impaired and it is necessary to calculate the fair value of the asset in order to compare that amount to the carrying value to determine the amount of the impairment, if any. If an entity believes, as a result of its qualitative assessment, that it is not more-likely-than-not (a likelihood of more than 50%) that the fair value of an asset is less than its carrying amount, no further testing is required. The revised standard includes examples of events and circumstances that might indicate that the indefinite-lived intangible asset is impaired. The approach in the ASU is similar to the guidance for testing goodwill for impairment contained in ASU 2011-08, Intangibles –Goodwill and Other (Topic 350): Testing Goodwill for Impairment. The revised standard, which may be adopted early, is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012 and does not change existing guidance on when to test indefinite-lived intangible assets for impairment. The adoption of the provisions of this guidance did not have a material impact on our consolidated results of operations, cash flows, and financial position.

Note 2.  Short-Term Investments

Short-term investments consist of fixed income securities with remaining maturities of greater than three months at the date of purchase.  At September 30, 2013, all of our short-term investments are classified as available for sale investments and measured as level 1 instruments of the fair value measurements standard.

The following summarizes the Company’s available for sale investments at September 30, 2013:

(in thousands)	Cost	Gross unrealized gains	Gross unrealized losses	Fair value

Debt securities:
U.S. Treasury	$24,741	$6	$1	$24,746
Corporate bonds	44,867	17	22	44,862
Total	$69,608	$23	$23	$69,608

Maturities of investments were as follows:
Less than one year	$45,618	$14	$3	$45,629
Greater than one year	23,990	9	20	23,979
Total	$69,608	$23	$23	$69,608

The following summarizes the Company’s available for sale investments at December 31, 2012:
(in thousands)	Cost	Gross unrealized gains	Gross unrealized losses	Fair value
Debt securities:
U.S. Treasury	$29,000	$8	$-	$29,008
Corporate bonds	42,334	10	14	42,330
Total	$71,334	$18	$14	$71,338

Maturities of investments were as follows:
Less than one year	$34,553	$10	$3	$34,560
Greater than one year	36,781	8	11	36,778
Total	$71,334	$18	$14	$71,338

ViroPharma Incorporated
Notes to the Unaudited Consolidated Financial Statements – (Continued)

Note 3.  Inventory

Inventory is stated at the lower of cost or market using actual cost. The following represents the components of inventory at September 30, 2013 and December 31, 2012:

	September 30,	December 31,
(in thousands)	2013	2012
Raw Materials	$46,985	$41,642
Work In Process	38,018	15,810
Finished Goods	15,118	6,932
Total	$100,121	$64,384

Note 4.  Intangible Assets

The following represents the balance of the intangible assets at September 30, 2013:

(in thousands)	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets
Cinryze Product rights	$521,000	$103,024	$417,976
Plenadren Product rights	65,899	12,066	53,833
Buccolam Product rights	6,559	1,367	5,192
Auralis Contract rights	9,350	3,186	6,164
Vancocin Intangibles	7,407	988	6,419
Total	$610,215	$120,631	$489,584

The following represents the balance of the intangible assets at December 31, 2012:

(in thousands)	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets
Cinryze Product rights	$521,000	$87,394	$433,606
Plenadren Product rights	65,136	7,048	58,088
Buccolam Product rights	6,566	876	5,690
Auralis Contract rights	9,360	2,531	6,829
Vancocin Intangibles	168,099	54,773	113,326
Total	$770,161	$152,622	$617,539

Cinryze

In October 2008, Cinryze was approved by the FDA for routine prophylaxis against angioedema attacks in adolescent and adult patients with HAE.  Because the treatment indication is directed at a small population in the United States, orphan drug status was awarded by the FDA and orphan drug exclusivity was granted on the date of approval. Orphan drug exclusivity awards market

ViroPharma Incorporated
Notes to the Unaudited Consolidated Financial Statements – (Continued)

exclusivity for seven years.  These seven years of exclusivity prevents another company from marketing a  product with the same active ingredient as Cinryze for routine prophylaxis against angioedema attacks in adolescent and adult patients with HAE through October 2015. In addition, a biosimilar version of Cinryze could not rely on Cinryze data for approval before 2020 as a result of data protection provisions contained in the Affordable Health Care for America Act.

As of September 30, 2013, the carrying amount of this intangible asset is approximately $418.0 million. We are amortizing this asset over its estimated 25-year useful life, through October 2033, or 18 years beyond the orphan exclusivity period and 13 years beyond the data protection period for biosimilar versions.

Our estimate of the useful life of Cinryze was based primarily on the following four considerations: 1) the exclusivity period granted to Cinryze as a result of marketing approval by the FDA with orphan drug status; 2) the landscape subsequent to the exclusivity period and the ability of follow-on biologics (FOB) entrants to compete with Cinryze; 3) the financial projections of Cinryze for both the periods of exclusivity and periods following exclusivity; and 4) barrier to entry for potentially competitive products.

When determining the post exclusivity landscape for Cinryze we concluded that barriers to entry for competitors to Cinryze are greater than other traditional biologics.  They include, but are not limited to the following. Cinryze treats a known population base of approximately 4,600 patients.  HAE is generally thought to affect approximately 10,000 people in the United States, many of whom have not yet been diagnosed.  Therefore the market upside for potential competitors is limited. The capital investment for a potential competitor to construct a manufacturing facility is prohibitive and would limit the number of participants willing to enter the prophylactic HAE market. In order to qualify for the abbreviated approval process for biosimilar versions of biologics licensed under full BLAs (“reference biologics”) a biosimilar applicant generally must submit analytical, animal, and clinical data showing that the proposed product is “highly similar” to the reference product and has no “clinically meaningful differences” from the reference product in terms of the safety, purity, and potency, although FDA may waive some or all of these requirements. FDA cannot license a biosimilar until 12 years after it first licensed the reference biologic. It is therefore likely that a biosimilar would have to conduct clinical trials to show that a FOB is highly similar to Cinryze and has no clinically meaningful differences.  To conduct these trials, one must produce enough drug to sustain a trial and attract the required number of HAE patients to prove safety and efficacy comparable to Cinryze.  Patients on Cinryze are those HAE patients who experience life threatening laryngeal attacks, or frequent attacks that inhibit their quality of life and/or ability to work.  To obtain patients for a clinical trial, the FOB company will have to convince patients to stop taking this life saving drug and test a new unproven product.  We believe that this would be met with great resistance from both patients and doctors and would limit the ability of a FOB company to perform clinical trials.

At present, one C1 inhibitor and several compounds have received approval from FDA for the acute indication with de minimus impact on the prophylactic market, primarily due to the payor environment.  Though we might see competition at some point in the future, we believe it would be limited.

Based on the expected cash flows and value generated in the years following both the end of exclusivity and the potential entry of FOB competition, we concluded that an estimated useful life of 25 years for the Cinryze product rights was appropriate.

Vancocin

On April 9, 2012, the FDA denied the citizen petition we filed on March 17, 2006 related to the FDA’s proposed in vitro method for determining bioequivalence of generic versions of Vancocin (vancomycin hydrochloride, USP) capsules.  The FDA also informed us in the same correspondence that the recent supplemental new drug application (sNDA) for Vancocin which was approved on December 14, 2011 would not qualify for three additional years of exclusivity, as the agency interpreted Section 505(v) of the FD&C Act to require a showing of a significant new use (such as a new indication) for an old antibiotic such as Vancocin in order for such old antibiotic to be eligible for a grant of exclusivity.  FDA also indicated that it approved three abbreviated new drug applications (ANDAs) for generic vancomycin capsules and the companies holding these ANDA approvals indicated that they began shipping generic vancomycin hydrochloride, USP. In June 2012, the FDA approved a fourth ANDA for generic vancomycin capsules.

As a result of the actions of FDA, we performed step one of the impairment test in the first quarter of 2012 based on our current forecast (base case) of the impact of generics on our Vancocin and vancomycin cash flows. The sum of the undiscounted cash flows exceeded the carrying amount as of March 31, 2012 by approximately $210 million. During the third quarter of 2012, we experienced larger than anticipated erosion in the sales volume and net realizable price in the Vancocin branded market and the entrance of a fourth generic competitor which prompted us to determine it appropriate to perform the step one of the impairment test again as of September 30, 2012. The sum of the undiscounted cash flows exceeded the carrying amount as of September 30, 2012 by approximately $34 million.

ViroPharma Incorporated
Notes to the Unaudited Consolidated Financial Statements – (Continued)

In March 2013, the net price at which our authorized generic distributor sold generic vancomycin fell sharply due to pricing pressures in the generic marketplace.  This significant decline caused us to test the recoverability of the Vancocin intangible asset.  Step one of the impairment test failed and we performed a step two analysis.  Under step two, we are required to reduce the carrying value of the intangible asset to its estimated fair value, and as a result have recorded an impairment of approximately $104.2 million reducing the carrying amount of the intangible assets to approximately $7.4 million at March 31, 2013. The fair value of the intangible asset was estimated using an income approach based on present value of the probability adjusted future cash flows. In determining the probability adjusted cash flows, we took into consideration the current and anticipated impact of the significant net price reduction that has occurred in the generic marketplace on both net sales of our authorized generic and sales of branded Vancocin. Based on the revised cash flow projections, the useful life of the asset was also reduced to 3.75 years from 16.75 years as of March 31, 2013 which represents the period over which we expect to receive substantially all of the net present value of the adjusted cash flows. Should future events occur that cause further reductions in revenue or operating results we would incur an additional impairment charge, which would be significant relative to the carrying value of the intangible assets as of  September 30, 2013.

Auralis and Buccolam

On May 28, 2010, we acquired Auralis, a UK based specialty pharmaceutical company. With the acquisition of Auralis we added one marketed product and several development assets to our portfolio.  We recognized an intangible asset related to certain supply agreements for the marketed product and one of the development assets.  Additionally, we recognized in-process research and development (IPR&D) assets related to the development assets which were currently not approved.  We determined that these assets meet the criterion for separate recognition as intangible assets and the fair value of these assets have been determined based upon discounted cash flow models.  In 2011, the European Commission granted a Centralized PUMA for Buccolam, for treatment of prolonged, acute, convulsive seizures in infants, toddlers, children and adolescents, from 3 months to less than 18 years of age. This asset was previously classified as an IPR&D asset. As a result of this approval we began to amortize this asset over its estimated useful life of 10 years. The contract rights acquired are being amortized on a straight-line basis over their estimated useful lives of 12 years.

Plenadren

On November 15, 2011, we acquired DuoCort, a company focused on improving glucocorticoid replacement therapy for treatment of AI. The acquisition of DuoCort further expands our orphan disease commercial product portfolio. On November 3, 2011, the EC granted European Marketing Authorization for Plenadren® (hydrocortisone, modified release tablet), an orphan drug for treatment of adrenal insufficiency in adults, which will bring these patients their first pharmaceutical innovation in over 50 years.  We recognized an intangible asset related to the Plenadren product rights. The product rights acquired are being amortized on a straight-line basis over their estimated useful lives of 10 years.

Note 5.  Goodwill

In October 2008, we completed our acquisition of Lev Pharmaceuticals, Inc.  The terms of the merger agreement provided for a contingent value right (CVR) to the former shareholders of $0.50 per share, or approximately $87.5 million, if Cinryze reaches at least $600 million in cumulative net product sales by October 2018. During the second quarter of 2012, we recognized cumulative sales of Cinryze in excess of the $600 million threshold; accordingly, we recorded the liability in the second quarter of 2012 with a corresponding increase to goodwill. We made this CVR payment along with certain other contingent acquisition related payments totaling approximately $92.3 million in the third and fourth quarters of 2012. These payments, net of related tax benefits, are reflected as an increase to goodwill of approximately $86.3 million, in accordance with Statement of Financial Accounting Standard 141, Accounting for Business Combinations, which was effective GAAP at the time of the acquisition.

In November 2011, we acquired DuoCort, a company focused on improving glucocorticoid replacement therapy for treatment of AI. As a result of this acquisition we initially recorded goodwill of approximately $7.3 million. During the third quarter of 2012, we obtained new information about certain facts and circumstances that existed at the acquisition date related to acquired deferred tax assets. Based on this new information, in the third quarter of 2012 we released approximately SEK 22.8 million, or $3.5 million, of valuation allowance related to the deferred tax assets with a corresponding reduction of goodwill. All other changes in the carrying value of goodwill since acquisition is attributable to foreign currency fluctuations.

In May 2010, we acquired a 100% ownership interest in Auralis Limited, a UK based specialty pharmaceutical company. As a result of this acquisition we recorded goodwill of approximately $5.9 million. The change in the carrying value of goodwill since the acquisition date is attributable to foreign currency fluctuations.

ViroPharma Incorporated
Notes to the Unaudited Consolidated Financial Statements – (Continued)

Note 6.  Property, Equipment and Building Improvements

The depreciable lives for the major categories of property and equipment are 30 years for the building, 3 to 5 years for computers and equipment and up to the shorter of the respective lease term or the expected economic useful life for building improvements, not to exceed 15 years.

On March 14, 2008, we entered into a lease for our corporate office building.  The lease agreement had a term of 7.5 years from the commencement date. On August 29, 2012, we entered into an amended and restated lease (the Amended Lease) to expand the corporate headquarters. The Amended Lease expires fifteen years from the “commencement date”, which will occur when the landlord has substantially completed the expansion, including any tenant improvements. We currently expect the commencement date to occur during the fourth quarter of 2013. We will continue to make the scheduled lease payments for the existing building through commencement date. At September 30, 2013, our minimum lease payments under the Amended Lease total approximately $40.0 million. Upon the commencement date the lease payments will escalate annually based upon a consumer price index specified in the lease.

We have the option to renew the lease for two consecutive terms for up to a total of ten years at fair market value, subject to a minimum price per square foot. The first renewal term may be for between three and seven years, at our option, and the second renewal term may be for ten years less the length of the first renewal term.

Under the terms of the Amended Lease, the Landlord is responsible for the cost of construction of the core and shell of the expansion, as defined in the lease, which it will “deliver” to us when complete.  We will be responsible for the “fit out” of the core and shell necessary for us to occupy the expanded building.

ASC 840, Leases, is the authoritative literature related to accounting for leases. Based on the results of the lease classification tests we have concluded that the Amended Lease qualifies as an operating lease. However, the lease arrangement involves the construction of expanded office space where we are involved in the design and construction of the expanded space and have the obligation to fund the tenant improvements to the expanded structure and to lease the entire building following completion of construction. This arrangement is referred to as build-to suit lease. We have concluded that under the guidance of ASC 840-55-15, we are considered the owner of the construction project for accounting purposes and must record a construction in progress asset (CIP) and a corresponding financing obligation for the construction costs funded by the Landlord.  We began recording the CIP asset and a corresponding financing obligation during the first quarter of 2013 when construction started. During the nine months ended September 30, 2013 we recorded approximately $4.2 million of construction in progress related to the lease. Once the construction is complete we will depreciate the core and shell asset over 30 years. A portion of the lease payments will be reflected as principal and interest payments on the financing obligation.

Property, equipment and building improvements consists of the following:

	September 30,	December 31,
(in thousands)	2013	2012
Land	$156	$156
Building	3,039	3,039
Construction in progress, lease	4,164	-
Computers and equipment	14,551	13,387
Leasehold improvements	6,340	6,053

	28,250	22,635

Less: accumulated depreciation and amortization	14,193	11,787
Property, equipment and building improvements, net	$14,057	$10,848

ViroPharma Incorporated
Notes to the Unaudited Consolidated Financial Statements – (Continued)

Note 7.  Long-Term Debt

Long-term debt as of September 30, 2013 and December 31, 2012 is summarized in the following table:

	September 30,	December 31,
(in thousands)	2013	2012
Senior convertible notes	$168,467	$161,793
less: current portion	-	-
Total debt principal	$168,467	$161,793

Senior Convertible Notes

On March 26, 2007, we issued $250.0 million of 2% senior convertible notes due March 2017 (the “senior convertible notes”) in a public offering.  Net proceeds from the issuance of the senior convertible notes were $241.8 million.  The senior convertible notes are unsecured unsubordinated obligations and rank equally with any other unsecured and unsubordinated indebtedness.  The senior convertible notes bear interest at a rate of 2% per annum, payable semi-annually in arrears on March 15 and September 15 of each year commencing on September 15, 2007.

The debt and equity components of our senior convertible debt securities were bifurcated and accounted for separately based on the value and related interest rate of a non-convertible debt security with the same terms.  The fair value of a non-convertible debt instrument at the original issuance date was determined to be $148.1 million. The equity (conversion options) component of our convertible debt securities is included in Additional paid-in capital on our Consolidated Balance Sheet and, accordingly, the initial carrying value of the debt securities was reduced by $101.9 million.  Our net income for financial reporting purposes is reduced by recognizing the accretion of the reduced carrying values of our convertible debt securities to their face amount of $250.0 million as additional non-cash interest expense.  Accordingly, the senior convertible debt securities will recognize interest expense at effective rates of 8.0% as they are accreted to par value.

The senior convertible notes are convertible into shares of our common stock at an initial conversion price of $18.87 per share.  The senior convertible notes may only be converted: (i) anytime after December 15, 2016; (ii) during the five business-day period after any five consecutive trading day period (the “measurement period”) in which the price per note for each trading day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such day; (iii) during any calendar quarter (and only during such quarter) after the calendar quarter ending June 30, 2007, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; or (iv) upon the occurrence of specified corporate events. Upon conversion, holders of the senior convertible notes will receive shares of common stock, subject to ViroPharma's option to irrevocably elect to settle all future conversions in cash up to the principal amount of the senior convertible notes, and shares for any excess.  We can irrevocably elect this option at any time on or prior to the 35th scheduled trading day prior to the maturity date of the senior convertible notes.  The senior convertible notes may be required to be repaid on the occurrence of certain fundamental changes, as defined in the senior convertible notes.

Concurrent with the issuance of the senior convertible notes, we entered into privately-negotiated transactions, comprised of purchased call options and warrants sold, to reduce the potential dilution of our common stock upon conversion of the senior convertible notes.  The transactions, taken together, have the effect of increasing the initial conversion price to $24.92 per share.  The cost of the transactions was $23.3 million.

The call options allowed ViroPharma to receive up to approximately 13.25 million shares of its common stock at $18.87 per share from the call option holders, equal to the number of shares of common stock that ViroPharma would issue to the holders of the senior convertible notes upon conversion.  These call options will terminate upon the earlier of the maturity dates of the related senior convertible notes or the first day all of the related senior convertible notes are no longer outstanding due to conversion or otherwise.  Concurrently, we sold warrants to the warrant holders to receive shares of its common stock at an exercise price of $24.92 per share. These warrants expire ratably over a 60-day trading period beginning on June 13, 2017 and will be net-share settled.

The purchased call options are expected to reduce the potential dilution upon conversion of the senior convertible notes in the event that the market value per share of ViroPharma common stock at the time of exercise is greater than $18.87, which corresponds to the initial conversion price of the senior convertible notes, but less than $24.92 (the warrant exercise price). The warrant exercise price is 75.0% higher than the price per share of $14.24 of our common stock on the pricing date.  If the market price per share of ViroPharma common stock at the time of conversion of any senior convertible notes is above the strike price of the purchased call options ($18.87), the purchased call options will entitle us to receive from the counterparties in the aggregate the same number of shares of our common stock as we would be required to issue to the holder of the converted senior convertible notes. Additionally, if the market price of ViroPharma common stock at the time of exercise of the sold warrants exceeds the strike price of the sold warrants ($24.92),

ViroPharma Incorporated
Notes to the Unaudited Consolidated Financial Statements – (Continued)

we will owe the counterparties an aggregate of approximately 13.25 million shares of ViroPharma common stock.  If we have insufficient shares of common stock available for settlement of the warrants, we may issue shares of a newly created series of preferred stock in lieu of our obligation to deliver common stock.  Any such preferred stock would be convertible into 10% more shares of our common stock than the amount of common stock we would otherwise have been obligated to deliver under the warrants.

Initially, the purchased call options and warrants sold with the terms described above were based upon the $250.0 million offering, and the number of shares we would purchase under the call option and the number of shares we would sell under the warrants was 13.25 million, to correlate to the $250.0 million principal amount. On March 24, 2009, we repurchased, in a privately negotiated transaction, $45.0 million in principal amount of our senior convertible notes due March 2017 for total consideration of approximately $21.2 million.  The repurchase represented 18% of our then outstanding debt and was executed at a price equal to 47% of par value. Additionally, in negotiated transactions, we sold approximately 2.38 million call options for approximately $1.8 million and repurchased approximately 2.38 million warrants for approximately $1.5 million which terminated the call options and warrants that were previously entered into by us in March 2007. We recognized a $9.1 million gain in the first quarter of 2009 as a result of this debt extinguishment.  For tax purposes, the gain qualifies for deferral until 2014 in accordance with the provisions of the American Recovery and Reinvestment Act.

As a result of the above negotiated sale and purchase transactions we are now entitled to receive approximately 10.87 million shares of our common stock at $18.87 from the call option holders and if the market price of ViroPharma common stock at the time of exercise of the sold warrants exceeds the strike price of the sold warrants ($24.92), will owe the counterparties an aggregate of approximately 10.87 million shares of ViroPharma common stock, which correlates to $205 million of convertible notes outstanding.

The purchased call options and sold warrants are separate transactions entered into by us with the counterparties, are not part of the terms of the senior convertible notes, and will not affect the holders’ rights under the senior convertible notes. Holders of the senior convertible notes will not have any rights with respect to the purchased call options or the sold warrants. The purchased call options and sold warrants meet the definition of derivatives.  These instruments have been determined to be indexed to our own stock and have been recorded in stockholders’ equity in our Consolidated Balance Sheet.  As long as the instruments are classified in stockholders’ equity they are not subject to the mark to market provisions.

As of September 30, 2013, we have accrued $0.2 million in interest payable to holders of the senior convertible notes.  Debt issuance costs of $4.8 million have been capitalized and are being amortized over the term of the senior convertible notes, with an unamortized balance of $1.3 million at September 30, 2013.

The senior convertible notes were convertible into shares of our common stock during the third quarter of 2013 at the election of the holders as the last reported sale price of our common stock for the 20 or more trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeded 130% of the conversion price, $18.87 per share. There were no conversions during the third quarter of 2013. The senior convertible notes were convertible into shares of our common stock during the second quarter of 2013 and note holders converted notes with a face value of $12 thousand and we issued the holders 634 shares of our common stock.

Our senior convertible notes continue to be convertible into shares of our common stock during the fourth quarter of 2013.

As of September 30, 2013, senior convertible notes representing $205.0 million of principal debt are outstanding with a carrying value of $168.5 million and a fair value of approximately $440.6 million, based on the Level 2 valuation hierarchy of the fair value measurements standard.

Credit Facility

On September 9, 2011, we entered into a $200 million, three-year senior secured revolving credit facility (the “Credit Facility”), the terms of which are set forth in a Credit Agreement dated as of September 9, 2011 (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, BMO Harris Financing Inc., TD Bank, N.A. and Morgan Stanley Bank, NA as co-syndication agents and certain other lenders.

The Credit Facility is available for working capital and general corporate purposes, including acquisitions which comply with the terms of the Credit Agreement. The Credit Agreement provides separate sub-limits for letters of credit up to $20 million and swing line loans up to $10 million.

The Credit Agreement requires us to maintain (i) a maximum senior secured leverage ratio of less than 2.00 to 1.00, (ii) a maximum total leverage ratio of less than 3.50 to 1.00, (iii) a minimum interest coverage ratio of greater than 3.50 to 1.00 and (iv) minimum liquidity equal to or greater than the sum of $100 million plus the aggregate amount of certain contingent consideration payments resulting from business acquisitions payable by us within a specified time period. The Credit Agreement also contains certain other usual and customary affirmative and negative covenants, including but not limited to, limitations on capital expenditures, asset sales, mergers and acquisitions, indebtedness, liens, dividends, investments and transactions with affiliates.

ViroPharma Incorporated
Notes to the Unaudited Consolidated Financial Statements – (Continued)

Our obligations under the Credit Facility are guaranteed by certain of our domestic subsidiaries (the “Subsidiary Guarantors”) and are secured by substantially all of our assets and the assets of the Subsidiary Guarantors. Borrowings under the Credit Facility will bear interest at an amount equal to a rate calculated based on the type of borrowing and our senior secured leverage ratio (as defined in the Credit Agreement) from time to time. For loans (other than swing line loans), we may elect to pay interest based on adjusted LIBOR plus between 2.25% and 2.75% or an Alternate Base Rate (as defined in the Credit Agreement) plus between 1.25% and 1.75%. We will also pay a commitment fee of between 35 to 45 basis points, payable quarterly, on the average daily unused amount of the Credit Facility based on our senior secured leverage ratio from time to time.

As of the date of this filing, we have not drawn any amounts under the Credit Facility and are in compliance with our covenants.  In March 2013, we entered into Amendment No. 3 to the Credit Agreement (the “Amendment”). Pursuant to the Amendment, our lenders agreed  to waive compliance with a specified financial covenant (the “Financial Covenant”) until we notify the lenders that we are in compliance with the Financial Covenant.  During this period, non-compliance with the Financial Covenant shall not result in a default or event of default under the Credit Agreement. Additionally, we are not permitted to request advances of funds or letters of credit under the Credit Facility  and the lenders shall have no obligation to fund any Borrowing  or to make any Loan  or any other extension of credit to the Company under the Credit Agreement during this period.

At September 30, 2013, $100.0 million of our cash and availability under the credit agreement is subject to the minimum liquidity covenant (iv), described above.

As of September 30, 2013, we have accrued $0.2 million in interest payable for the revolver. Financing costs of approximately $1.7 million incurred to establish the Credit Facility were deferred and are being amortized to interest expense over the life of the Credit Facility, with an unamortized balance of $0.5  million as of September 30, 2013.

Financing Obligation

On August 29, 2012, we entered into an amended and restated lease (the Amended Lease) to expand our corporate headquarters.  ASC 840, Leases, is the authoritative literature related to accounting for leases. The lease arrangement involves the construction of expanded office space in which we are involved in the design and construction of the expanded space and have the obligation to fund the tenant improvements to the expanded structure and to lease the entire building following completion of construction. This arrangement is referred to as build-to suit lease. We have concluded that under the guidance we are considered the owner of the construction project for accounting purposes and must record a non-cash construction in progress asset (CIP) and a corresponding non-cash financing obligation for the construction costs funded by the Landlord.  We began recording the CIP asset and a corresponding financing obligation during the first quarter of 2013 when construction started. During the nine months ended September 30, 2013 we recorded CIP of approximately $4.2 million with a corresponding financing obligation. Once the construction is complete we will depreciate the core and shell asset and will begin to apply a portion of the lease payments as a reduction in the principal of the obligation and apportion of the lease payments will be reflected as interest expense on the financing obligation.

Note 8. Stockholder’s Equity

Preferred Stock

The Company’s Board of Directors has the authority, without action by the holders of common stock, to issue up to 5,000,000 shares of preferred stock from time to time in such series and with such preference and rights as it may designate.

Share Repurchase Program

On March 9, 2011, our Board of Directors authorized the use of up to $150 million to repurchase shares of our common stock and/or our 2% Senior Convertible Notes due 2017. On September 14, 2011, our Board of Directors authorized the use of up to an additional $200 million to repurchase shares of our common stock and/or our 2% Senior Convertible Notes due 2017. On September 7, 2012, our Board of Directors authorized the use of up to an additional $200 million to repurchase shares of our common stock and/or our 2% Senior Convertible Notes due 2017. Purchases may be made by means of open market transactions, block transactions, privately negotiated purchase transactions or other techniques from time to time.

During 2012, through open market purchases, we reacquired approximately 6.9 million shares at a cost of approximately $180.3 million or an average price of $26.20 per share and during 2011, we reacquired approximately 9.2 million shares at a cost of approximately $169.7 million or an average price of $18.52 per share.

ViroPharma Incorporated
Notes to the Unaudited Consolidated Financial Statements – (Continued)

At September 30, 2013 we have approximately $200.0 million available under these authorizations to repurchase shares of our common stock and/or our 2% Senior Convertible Notes due 2017. However, our ability to repurchase shares is currently limited by certain terms of our Credit Agreement.

Senior convertible notes
The senior convertible notes were convertible into shares of our common stock during the third quarter of 2013 at the election of the holders as the last reported sale price of our common stock for the 20 or more trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeded 130% of the conversion price, $18.87 per share. There were no conversions during the third quarter of 2013. The senior convertible notes were convertible into shares of our common stock during the second quarter of 2013 and note holders converted notes with a face value of $12 thousand and we issued the holders 634 shares of our common stock.

Our senior convertible notes continue to be convertible into shares of our common stock during the fourth quarter of 2013.

Note 9.  Share-based Compensation

Our share-based compensation program consists of a combination of time vesting stock options with graduated vesting over a four year period; performance and market vesting common stock units, or PSUs, tied to the achievement of pre-established company performance metrics and market based goals over a three-year performance period; and, time vesting restricted stock awards, or RSUs, granted to our non-employee directors generally vesting over a one year period.

The fair values of our share-based awards are determined as follows:
•	stock option grants are estimated as of the date of grant using a Black-Scholes option valuation model and compensation expense is recognized over the applicable vesting period;
•
PSUs subject to company specific performance metrics, which include both performance and service conditions, are based on the market value of our stock on the date of grant. Compensation expense is based upon the number of shares expected to vest after assessing the probability that the performance criteria will be met. Compensation expense is recognized over the vesting period, adjusted for any changes in our probability assessment;

•
PSUs subject to our total shareholder return, or TSR, market metric relative to a peer group of companies, which includes both market and service conditions, are estimated using a Monte Carlo simulation. Compensation expense is recognized over the applicable vesting period. All compensation cost for the award will be recognized if the requisite service period is fulfilled, even if the market condition is never satisfied; and,

•	time vesting RSUs are based on the market value of our stock on the date of grant. Compensation expense for time vesting RSUs is recognized over the vesting period.

The vesting period for our stock awards is the requisite service period associated with each grant.

Our share-based compensation expense is comprised of the following:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2013	2012	2013	2012
Stock options	$5,282	$4,376	$14,296	$12,351
Performance shares	1,083	1,049	3,815	2,887
Restricted shares	215	265	658	709
Employee Stock Purchase Plan	49	61	143	164
Total	$6,629	$5,751	$18,912	$16,111

ViroPharma Incorporated
Notes to the Unaudited Consolidated Financial Statements – (Continued)

Our share-based compensation expense is recorded as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2013	2012	2013	2012
Research and development	$1,609	$1,216	$4,088	$3,450
Selling, general and administrative	5,020	4,535	14,824	12,661
Total	$6,629	$5,751	$18,912	$16,111

We currently have three share-based award plans in place: a 1995 Stock Option and Restricted Share Plan (1995 Plan), a 2001 Equity Incentive Plan (2001 Plan) and a 2005 Stock Option and Restricted Share Plan (2005 Plan) (collectively, the “Plans”).  In September 2005, the 1995 Plan expired and no additional grants will be issued from this plan.  The Plans were adopted by our board of directors to provide eligible individuals with an opportunity to acquire or increase an equity interest in the Company and to encourage such individuals to continue in the employment of the Company.

In May 2008, the 2005 Plan was amended and an additional 5,000,000 shares of common stock was reserved for issuance upon the exercise of stock options or the grant of restricted shares or restricted share units.  This amendment was approved by stockholders at our Annual Meeting of Stockholders in May of 2010.  In April 2012, the 2005 Plan was amended and an additional 2,500,000 shares of common stock was reserved for issuance upon the exercise of stock options or the grant of restricted shares or restricted share units.  This amendment was approved by stockholders at our Annual Meeting of Stockholders in May 2012.

As of September 30, 2013, there were 2,421,229 shares available for grant under the Plans.

The following table lists information about these equity plans at September 30, 2013:

	1995 Plan	2001 Plan	2005 Plan	Combined
Shares authorized for issuance	4,500,000	500,000	15,350,000	20,350,000
Shares outstanding	4,500,000	500,000	12,928,771	17,928,771
Shares available for grant	-	-	2,421,229	2,421,229

Employee Stock Option Plans

We granted 2,130,825 stock options during the nine months ended September 30, 2013.  The weighted average fair value of the grants was estimated at $ 14.20 per share using the Black-Scholes option-pricing model using the following assumptions:

Expected dividend yield	-
Range of risk free interest rate	1.10%	-	2.27%
Weighted-average volatility	57.91%
Range of volatility	57.72%	-	58.47%
Range of expected option life (in years)	5.50	-	6.25

We have 10,105,417 option grants outstanding at September 30, 2013 with exercise prices ranging from $1.84 per share to $40.45 per share and a weighted average remaining contractual life of 6.77 years.  The following table lists the outstanding and exercisable option grants as of September 30, 2013:

ViroPharma Incorporated
Notes to the Unaudited Consolidated Financial Statements – (Continued)

	Number of options	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic value (in thousands)
Outstanding	10,105,417	$17.62	6.77	$218,737
Exercisable	5,455,070	$13.31	5.20	$141,562

The following table summarizes information regarding our stock option awards at September 30, 2013:

	Shares Under Option	Weighted Average Exercise Price
Balance at December 31, 2012	8,814,831	$15.26
Granted	2,130,825	$25.88
Exercised	(686,424)	$12.20
Forfeited	(146,461)	$21.05
Cancelled	(7,354)	$23.09
Balance at September 30, 2013	10,105,417	$17.62

As of September 30, 2013, there was $47.8 million of total unrecognized compensation cost related to unvested share-based payments (including share options) granted under the Plans.  That cost is expected to be recognized over a weighted-average period of 2.78 years.

Performance Awards

Employees receive annual grants of performance award units, or PSUs, in addition to stock options which give the recipient the right to receive common stock that is contingent upon achievement of specified pre-established company performance goals over a three year performance period. The performance goals for the PSUs granted, which are accounted for as equity awards, are based upon the following performance measures: (i) our revenue growth over the performance period, (ii) our adjusted net income as a percent of sales at the end of the performance period, and (iii) our relative total shareholder return, or TSR, compared to a peer group of companies at the end of the performance period.

In 2013, approximately 253,000 PSUs subject to company specific performance metrics were granted with weighted average grant date fair value of $23.37 per share and approximately 28,000 PSUs subject to the TSR metric were granted with weighted average grant date fair value of $32.63 per share. The number of PSUs reflected as granted represents the target number of shares that are eligible to vest subject to the attainment of the performance goals. Depending on the outcome of these performance goals, a recipient may ultimately earn a number of shares greater or less than their target number of shares granted, ranging from 0% to 200% of the PSUs granted. Shares of our common stock are issued on a one-for-one basis for each PSU earned. Participants vest in their PSUs at the end of the performance period.

The fair value of the PSUs subject to company specific performance metrics is equal to the closing price of our common stock on the grant date.

The fair value of the market condition PSUs was determined using a Monte Carlo simulation and utilized the following inputs and assumptions:

ViroPharma Incorporated
Notes to the Unaudited Consolidated Financial Statements – (Continued)

	Nine Months Ended
	September 30,
(in thousands)	2013	2012
Closing stock price on grant date	$23.37	$28.16
Performance period starting price	$23.83	$24.94
Term of award (in years)	2.99	2.99
Volatility	43.13%	65.06%
Risk-free interest rate	0.43%	0.45%
Expected dividend yield	0.00%	0.00%
Fair value per TSR PSU	$32.63	$45.37

The performance period starting price is measured as the average closing price over the last 30 trading days prior to the performance period start. The Monte Carlo simulation model also assumed correlations of returns of the prices of our common stock and the common stocks of the comparator group of companies and stock price volatilities of the comparator group of companies.

At September 30, 2013, there was approximately $7.0 million of unrecognized compensation cost related to all PSUs that is expected to be recognized over a weighted-average period of approximately 1.76 years.

The following table summarizes information regarding our PSUs as of September 30, 2013:

	Share Units (in thousands)	Weighted-average grant date fair value
Balance at December 31, 2012	350,739	$24.86
Granted	281,030	$24.30
Exercised	-	$-
Forfeited	(17,019)	$24.70
Vested	-	$-
Balance at September 30, 2013	614,750	$24.61

Restricted Stock Awards

We also grant our non-employee directors restricted stock awards that generally vest after one year of service. In 2013, 31,500 RSUs were granted with weighted average grant date fair values of $25.25 per share. The fair value of a restricted stock award is equal to the closing price of our common stock on the grant date.

The following summarizes information regarding our restricted stock awards as of September 30, 2013:

	Share Units(in thousands)	Weighted-average grant date fair value
Balance at December 31, 2012	37,750	$31.12
Granted	31,500	$25.25
Vested	(33,583)	$31.51
Balance at September 30, 2013	35,667	$25.57

As of September 30, 2013, there was approximately $0.4 million of unrecognized compensation cost related to RSUs which is expected to be recognized over a weighted average period of 0.56 years.

ViroPharma Incorporated
Notes to the Unaudited Consolidated Financial Statements – (Continued)

Employee Stock Purchase Plan

During the first nine months of 2013, 13,010 shares were sold to employees.  During the year ended December 31, 2012, 29,927 shares were sold to employees. As of September 30, 2013 there are approximately 357,141 shares available for issuance under this plan.

Previously under this plan, there were two plan periods:  January 1 through June 30 (Plan Period One) and July 1 through December 31 (Plan Period Two).

In November 2012, the plan was amended to revise Plan Period One to May 1 through October 31 and to revise Plan period Two to November 1 through April 30 along with minor administrative changes. The plan amendments are effective January 1, 2013 and provide an Initial Offering Period from January 1, 2013 through April 30, 2013.

For the Initial Offering Period in 2013, the fair value of approximately $60,700 was estimated using the Type B model with a risk free interest rate of 0.04%, volatility of 29.6% and an expected option life of 0.33 years.  This fair value was amortized over the four month period ending April 30, 2013.

For Plan Period One in 2013, the fair value of approximately $97,500 was estimated using the Type B model with a risk free interest rate of 0.08%, volatility of 28.00% and an expected option life of 0.50 years.  This fair value is being amortized over the six month period ending October 31, 2013.

Note 10.  Income Tax Expense (Benefit)

Our income tax expense (benefit) was $6.5 million and ($4.2) million for the three months ended September 30, 2013 and 2012, respectively, and ($35.8) million and $10.9 million for the nine months ended September 30, 2013 and September 30, 2012, respectively. Our income tax expense includes federal, state and foreign income taxes at statutory rates and the effects of various permanent differences.

Our effective tax rates for the nine months ended September 30, 2013 and September 30, 2012, were 37.7% and 53.0%, respectively.

The tax benefit recorded for the nine months ended September 30, 2013 is higher than the statutory U.S. tax rate primarily due to the impact of state income taxes.  The state tax impact includes a net reduction of $3.9 million in state valuation allowances,  primarily due to a third quarter  state law change which increased the likelihood of  utilizing state net operating loss carry forwards.  The benefit from state taxes was partially offset by foreign losses on which no tax benefit was provided.  The effective tax rate for the nine months ended September 30, 2012 is higher than the statutory U.S. tax rate due to state income taxes, certain share-based compensation that is not tax deductible and an increase in fair value of contingent consideration.  In addition, the effective tax rate in the first nine months of 2012 is higher than the statutory U.S. tax rate due to foreign losses on which no tax benefit is provided or on which the tax benefit is less than the U.S. statutory tax rate and non-deductible amortization expense. These increases to the effective tax rate are partially offset by tax benefits related to orphan drug credits, manufacturing deductions and charitable contributions.  Tax expense (benefit) for the quarters ended September 30, 2013 and 2012 are a combination of the nine month effective tax rate and adjustments for changes in the effective tax rate from the prior quarters.

During the nine months ended September 30, 2013, we had no material changes to our liability for uncertain tax positions. Our last U.S. tax examination for 2008 concluded in the first quarter of 2011 with no material adjustments.  We are currently under examination in one state and two foreign jurisdiction.  At this time, we do not believe that the results of these examinations will have a material impact on our financial statements.

ViroPharma Incorporated
Notes to the Unaudited Consolidated Financial Statements – (Continued)

Note 11.  Accumulated Other Comprehensive Loss

The following table presents the changes in the components of accumulated other comprehensive loss for the nine months ended September 30, 2013:

	Cumulative Translation	Unrealized gains (losses) on available for sale securities	Accumulated other comprehensive loss
(in thousands)
Balance at December 31, 2012	$(2,976)	$1	$(2,975)
Other comprehensive loss before reclassifications	(125)	(2)	(127)
Amounts reclassified from accumulated other comprehensive income
	-	-	-
Net current period other comprehensive loss	(125)	(2)	(127)
Balance at September 30, 2013	$(3,101)	$(1)	$(3,102)

The unrealized gains (losses) are reported net of federal and state income taxes.

Note 12.  Earnings (loss) per share

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2013	2012	2013	2012
Basic Earnings (Loss)Per Share
Net income (loss)	$4,186	$(4,567)	$(59,212)	$9,639
Common stock outstanding (weighted average)	65,628	67,606	65,398	69,164
Basic net income (loss) per share	$0.06	$(0.07)	$(0.91)	$0.14

Diluted Earnings (Loss) Per Share
Diluted net income (loss)	$4,186	$(4,567)	$(59,212)	$9,639

Common stock outstanding (weighted average)	65,628	67,606	65,398	69,164
Add potentially dilutive stock awards and warrants	6,120	-	-	3,026
Common stock equivalents	71,748	67,606	65,398	72,190
Diluted net income (loss) per share	$0.06	$(0.07)	$(0.91)	$0.13

The following common stock equivalents were excluded from the calculations of diluted earnings per share as their effect would be anti-dilutive:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2013	2012	2013	2012
Stock awards	2,796	5,778	6,437	2,258
Shares from senior convertible notes	10,863	10,864	10,863	10,864

ViroPharma Incorporated
Notes to the Unaudited Consolidated Financial Statements – (Continued)

Note 13.  Fair Value Measurement

Valuation Hierarchy - GAAP establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The following table provides the assets and liabilities carried at fair value measured on a recurring basis as of September 30, 2013:

	Fair Value Measurements at September 30, 2013
	Total Carrying
	Value at
(in thousands)	September 30, 2013	(Level 1)	(Level 2)	(Level 3)
Cash and cash equivalents	$205,586	$205,586	$-	$-
Short term investments	$69,608	$69,608	$-	$-
Contingent consideration, long-term	$27,940	$-	$-	$27,940

The following table provides a rollforward of activity in Level 3:

(in thousands)
Balance December 31, 2012	$26,077
Change in fair value from re-measurement	1,567
Impact of foreign currency translation	296
Balance at September 30, 2013	$27,940

Valuation Techniques – Cash, cash equivalents and short-term investments are measured at fair value using quoted market prices and are classified within Level 1 of the valuation hierarchy.  There were no changes in valuation techniques during the three and nine months ended September 30, 2013.

In the fourth quarter of 2011, we recognized contingent consideration liabilities related to our acquisition of DuoCort. The fair values of the contingent consideration is measured using significant inputs not observable in the market, which are referred to in the guidance as Level 3 inputs. The contingent consideration payments are classified as liabilities and are subject to the recognition of subsequent changes in fair value through our results of operations in other operating expenses.

The fair value of the contingent consideration payments related to regulatory approvals, is estimated by applying risk adjusted discount rates, 13% and 20.3%, to the probability adjusted contingent payments and the expected approval dates. The fair value of the contingent consideration payment related to the attainment of future revenue targets is estimated by applying a risk adjusted discount rate, 16%, to the potential payments resulting from probability weighted revenue projections and expected revenue target attainment dates. These fair value estimates are most sensitive to changes in the probability of regulatory approvals or the probability of the achievement of the revenue targets.

There were no changes in the valuation techniques during the period and there were no transfers into or out of Levels 1 and 2.

Our 2% senior convertible notes due March 2017 are measured at amortized cost in our consolidated balance sheets and not fair value. The principal balance outstanding at September 30, 2013 is $205.0 million with a carrying value of $168.5 million and a fair value of approximately $440.6 million, based on the Level 2 valuation hierarchy of the fair value measurements standard.

We believe that the fair values of our other financial instruments approximate their reported carrying amounts.

ViroPharma Incorporated
Notes to the Unaudited Consolidated Financial Statements – (Continued)

Note 14.  Acquisitions, License and Research Agreements

In November 2011, we acquired a 100% ownership interest in DuoCort Pharma AB (DuoCort), a private company based in Helsingborg, Sweden focused on improving glucocorticoid replacement therapy for treatment of adrenal insufficiency (AI). We paid approximately 213 million Swedish Krona (SEK) or approximately $32.1 million in upfront consideration. We have also agreed to make additional payments ranging from SEK 240 million up to SEK 860 million or approximately $37 million to $134 million, contingent on the achievement of certain milestones. Up to SEK 160 million or approximately $25 million of the contingent payments relate to specific regulatory milestones; and up to SEK 700 million or approximately $109 million of the contingent payments are related to commercial milestones based on the success of the product.

The DuoCort contingent consideration consists of three separate contingent payments. The first will be payable upon the regulatory approval to manufacture bulk product in the EU. The second contingent payment is based on the attainment of specified revenue targets and the third contingent payment is payable upon regulatory approval of the product in the United States.

The fair value of the first and third contingent consideration payments recognized on the acquisition date was estimated by applying a risk adjusted discount rate to the probability adjusted contingent payments and the expected approval dates. The fair value of the second contingent consideration payment recognized on the acquisition date was estimated by applying a risk adjusted discount rate to the potential payments resulting from probability weighted revenue projections and expected revenue target attainment dates.

These fair values are based on significant inputs not observable in the market, which are referred to in the guidance as Level 3 inputs. The contingent considerations are classified as liabilities and are subject to the recognition of subsequent changes in fair value through our results of operations.

We incurred approximately $1.4 million of transaction costs as part of this acquisition.

Meritage Pharma, Inc.

In December 2011, we entered into an exclusive development and option agreement with  Meritage Pharma, Inc. (Meritage) , a private development-stage company based in San Diego, CA focused on developing oral budesonide suspension (OBS) as a treatment for eosinophilic esophagitis (EoE). EoE is a chronic disease that is increasingly being diagnosed in children and adults. It is characterized by inflammation and accumulation of a specific type of immune cell, called an eosinophil, in the esophagus. EoE patients may have persistent or relapsing symptoms, which include dysphagia (difficulty in swallowing), nausea, stomach pain, chest pain, heartburn, loss of weight and food impaction.

As consideration for the agreement, we made an initial $7.5 million non-refundable payment to Meritage.  Meritage will utilize the funding to conduct additional Phase 2 clinical assessment of OBS. We have an exclusive option to acquire Meritage, at our sole discretion, by providing written notice at any time during the period from December 22, 2011 to and including the date that is the earlier of (a) the date that is 30 business days after the later of (i) the receipt of the final study data for the Phase 2 study and (ii) identification of an acceptable clinical end point definition for a pivotal induction study agreed to by the FDA.  If we exercise this option, we have agreed to pay $69.9 million for all of the outstanding capital stock of Meritage.  Meritage stockholders could also receive additional payments of up to $175 million, upon the achievement of certain clinical and regulatory milestones.

We have determined that Meritage is a variable interest entity (VIE), however because we do not have the power to direct the activities of Meritage that most significantly impact its economic performance we are not the primary beneficiary of this VIE at this time. Further, we have no oversight of the day-to-day operations of Meritage, nor do we have sufficient rights or any voting representation to influence the operating or financial decisions of Meritage, nor do we participate on any steering or oversight committees. Therefore, we are not required to consolidate Meritage into our financial statements. This consolidation status could change in the future if the option agreement is exercised, or if other changes occur in the relationship between Meritage and us.

We valued the non-refundable $7.5 million upfront payment using the cost method. In June 2012, Meritage completed the delivery of all the documents and notifications needed to satisfy the conditions of the First Option Milestone, as defined in the agreement. As a result of achieving this milestone we made a $5.0 million milestone payment in the third quarter of 2012 and increased the carrying value of our cost method investment.  In July 2013 Meritage enrolled fifty percent (50%) of subjects planned for the Phase 2 study enrollment thus satisfying the condition of the Second Option Milestone and accordingly we made a $2.5 million milestone payment in July 2013 and increased the carrying value of our cost method investment in July 2013. We have the option to provide Meritage up to an additional $5.0 million for the development of OBS.

Under the cost method, the fair value of the investment is not estimated if there are no identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investment. As of September 30, 2013, we were not aware of any

ViroPharma Incorporated
Notes to the Unaudited Consolidated Financial Statements – (Continued)

such adverse effects, as such no fair value estimate has been prepared. The asset is recorded as an other long-term asset on our consolidated balance sheets and is amortized through other income (expense) in our results of operations over the expected term of the option agreement which is expected to be December 2014. We recognized approximately $1.4 million and $1.1 million of amortization expense related to this asset during the three months ended September 30, 2013 and 2012, respectively, and $3.5 million and $2.7 million of amortization expense related to this asset during the nine months ended September 30, 2013 and 2012, respectively.

Intellect Neurosciences, Inc. License Agreement

In September 2011, we entered into a license agreement for the worldwide rights of Intellect Neurosciences, Inc. (INS) to its clinical stage drug candidate, VP20629, being developed for the treatment of Friedreich's Ataxia (FA), a rare, hereditary, progressive neurodegenerative disease. We initiated a single and multiple oral dose safety and tolerability study in patients in 2013. The company anticipates completion of enrollment in the first half of 2014. Following completion of the phase 2 study, a phase 3 study is planned.  We intend to file for Orphan Drug Designation upon review of the Phase 2 proof of concept data. Under the terms of the agreement, we have exclusive worldwide rights to develop and commercialize VP20629 for the treatment, management or prevention of any disease or condition covered by INS's patents. We paid INS a $6.5 million up-front licensing fee and may pay additional milestones up to $120 million based upon defined events.  We will also pay a tiered royalty of up to a maximum percentage of low teens, based on annual net sales.

Halozyme Therapeutics License Agreement

In May 2011, Halozyme Therapeutics Inc. (Halozyme) granted us an exclusive worldwide license to use Halozyme’s proprietary Enhanze™ technology, a proprietary drug delivery platform using Halozyme’s recombinant human hyaluronidase enzyme (rHuPH20) technology in combination with a C1 esterase inhibitor. We intend to apply rHuPH20 initially to develop a novel subcutaneous formulation of Cinryze for routine prophylaxis against attacks. Under the terms of the license agreement, we paid Halozyme an initial upfront payment of $9 million. In the fourth quarter of 2011, we made a milestone payment of $3 million related to the initiation of a Phase 2 study begun in September 2011 to evaluate the safety, and pharmacokinetics and pharmacodynamics of subcutaneous administration of Cinryze in combination with rHuPH20. Pending successful completion of an additional series of clinical and regulatory milestones we may make further milestone payments to Halozyme which could reach up to an additional $41 million related to HAE and up to $30 million of additional milestone payments for three additional indications. Additionally, we will pay an annual maintenance fee of $1 million to Halozyme until specified events have occurred. Upon regulatory approval, Halozyme will receive up to a 10% royalty on net sales of the combination product utilizing Cinryze and rHuPH20, depending on the existence of a valid patent claim in the country of sale. On August 1, 2013, we announced that after discussion with representatives of the Center for Biologics Evaluation and Research (CBER) division of the U.S. Food and Drug Administration, we are going to discontinue our Phase 2 study of rHuPH20 technology in combination with a C1 esterase inhibitor.

Sanquin Rest of World (ROW) Agreement

On January 8, 2010, we obtained the exclusive rights to research, develop, import, use, sell and offer for sale C1-INH derived products (other than Cetor) worldwide, other than the Excluded Territory (as defined below) for all potential indications pursuant to a Manufacturing and Distribution Agreement (Europe and ROW) between our European subsidiary, ViroPharma SPRL (“VP SPRL”) and Sanquin (the “ROW Agreement”).  The Excluded Territory includes (i) certain countries with existing distributors of Cinryze, Cetor and Cetor NF namely France, Ireland, the United Kingdom , Egypt, Iran, Israel, Indonesia, Turkey, Argentina and Brazil (the “Third Party Distributors”) and (ii) countries in which Sanquin has historically operated namely, Belgium, Finland, Luxemburg and The Netherlands (including the Dutch Overseas Territories) (the “Precedent Countries” and collectively, the “Excluded Territory”). In the event that any agreement with a third party distributor in the Excluded Territory is terminated, we have a right of first refusal to obtain the foregoing exclusive licenses to the C1-INH derived products with respect to such terminated country.

On December 6, 2012, we entered into a first amendment to ROW Agreement. The first amendment to the ROW Agreement (the “First Amendment”) expands our territory to worldwide, with the exception of all countries in North America and South America (other than the Dutch Overseas Territories, Argentina and Brazil) and Israel, which remain the subject of the Restated US Agreement. The First Amendment also grants Sanquin the license to commercialize Cinryze  in certain countries in which Sanquin has pre-existing marketing arrangements, including Belgium, Luxembourg, The Netherlands, Finland, Turkey, Indonesia, and Egypt (the “Sanquin Licensed Territories”).  In the event that the marketing arrangements in the Sanquin Licensed Territories expire or are terminated, VP SPRL has a right of first refusal to include such country in its territory and/or to exclude such country from the

ViroPharma Incorporated
Notes to the Unaudited Consolidated Financial Statements – (Continued)

countries covered by its license to Sanquin.  As a result of the First Amendment, we have worldwide rights to commercialize C1-INH products other than in the Sanquin Licensed Territories. In connection with the First Amendment, we made a payment of $1.3 million to Sanquin, reflected as research and development expense in our consolidated statement of operations.

Additionally, under the First Amendment, Sanquin agreed to withdraw its Cetor and Cebitor product from certain markets in which it is currently being sold in order to transition to Cinryze and its future forms and formulations.  The transition will be on a country by country basis and on a schedule agreed by VP SPRL and Sanquin to avoid supply interruptions to patients using Sanquin’s Cetor and/or Cebitor products.  The First Amendment also provides that in the countries in which Sanquin is licensed to commercialize VP SPRL C1-INH product, Sanquin shall have the right to liaise with regulators to set the reimbursement price, unless regulators require VP SPRL to do so.

We and Sanquin also agreed to certain provisions restricting the sale of competitive products relating to C1-INH without the other’s consent. We may not directly or indirectly commercially exploit competitive products in our territory without Sanquin’s consent.  On a country by country basis, following the applicable transition date in each country, Sanquin agrees not to directly or indirectly commercially exploit competitive products to any person anywhere in the world.  The First Amendment provides Sanquin with the right to sell and supply Cetor and/or Cebitor before the transition date and VP SPRL’s C1-INH product thereafter to a named manufacturer provided that the named manufacturer uses the products solely in connection with the manufacturer’s manufacture of certain plasma products under its own marketing authorization and corporate brand.

Other Agreements

The Company has entered into various other licensing, research and other agreements. Under these other agreements, the Company is working in collaboration with various other parties. Should any discoveries be made under such arrangements, the Company would be required to negotiate the licensing of the technology for the development of the respective discoveries. There are no significant funding commitments under these other agreements.

Note 15.  Litigation and Claims

On May 17, 2012, a class action complaint was filed in the United States District Court for the Eastern District of Pennsylvania naming as defendants ViroPharma Incorporated and Vincent J. Milano. The complaint alleges, among other things, possible securities laws violations by the defendants in connection with certain statements made by the defendants related to the Company’s Vancocin product. On October 19, 2012, the complaint was amended to include additional officers of the Company as named defendants and allege additional information as the basis for the claim. The Company has moved to dismiss the complaint and an oral argument was held on June 10, 2013, but no decision has been issued. The defendants believe that the allegations in the class action complaint are without merit and intend to defend the lawsuit vigorously; however, there can be no assurance regarding the ultimate outcome of this lawsuit.

On April 6, 2012, we received a notification that the Federal Trade Commission (FTC) is conducting an investigation into whether we engaged in unfair methods of competition with respect to Vancocin. On August 3, 2012, we received a Civil Investigative Demand from the FTC requesting additional information related to this matter. The existence of an investigation does not indicate that the FTC has concluded that we have violated the law, and we do not believe that we have engaged in unfair methods of competition with respect to Vancocin. We intend to continue to cooperate with the FTC investigation; however, at this time we cannot assess potential outcomes of this investigation.

From time to time we are a party to litigation in the ordinary course of our business and may become a party to additional litigation in the future as several law firms have issued press releases indicating that they are commencing investigations concerning whether the Company and certain of its officers and directors have violated laws. We do not believe these matters, even if adversely adjudicated or settled, would have a material adverse effect on our financial condition, results of operations or cash flows.

ViroPharma Incorporated
Notes to the Unaudited Consolidated Financial Statements – (Continued)

Note 16.  Supplemental Cash Flow Information

	Nine Months Ended
	September 30,
(in thousands)	2013	2012
Supplemental disclosure of non-cash transactions:
Non-cash increase in construction in progress and financing obligation	$4,164	$-
Unrealized gain (loss) on available for sale securities, net of tax	(2)	21
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$871	$28,291
Cash paid for interest	4,277	4,637